NONQUALIFIED STOCK OPTION AGREEMENT
                                    UNDER THE
                                  INSYNQ, INC.
 2002 DIRECTORS, OFFICERS AND CONSULTANTS STOCK OPTION, STOCK WARRANT AND STOCK
                                   AWARD PLAN


         Date of Grant:             December 1, 2003

         Name of Optionee:          Harvey Levin

         Number of Shares:          2,083,333 (Two Million Eight-Three Thousand
                                    Three Hundred Thirty Three)

         Price Per Share:           $0.0075

         INSYNQ, Inc. (the "Company"), hereby grants to the above-named Optionee (the "Optionee") an option (the "Option") to purchase from the Company, for the price per share set forth above, the number of shares of Common Stock, $0.001 par value (the "Stock"), of the Company set forth above pursuant to INSYNQ, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award (the "Plan"). THIS OPTION IS NOT INTENDED TO CONSTITUTE AN "INCENTIVE STOCK OPTION" WITHIN THE MEANING OF SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

         1. TERMS. The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

                  a. PRICE. The price at which each share of Stock subject to this Option may be purchased shall be the price set forth above, subject to any adjustments that may be made pursuant to the terms of the Plan.

                  b. EXERCISE AND VESTING. This Option may be exercised only to the extent that such Option is vested in accordance with the following table:

                                MAY BE PURCHASED
        NUMBER OF SHARES               NOT BEFORE                  NOT AFTER
           2,083,333                December 1, 2003            January 15, 2004
          ___________                 ___________                 ___________
          ___________                 ___________                 ___________
          ___________                 ___________                 ___________

         Subject to the preceding vesting schedule, this Option may be exercised in whole or in part.

         2. EXERCISE AND PAYMENT.

                  a. MANNER OF EXERCISE. The Optionee (or his representative, guardian, devisee or heir, as applicable) may exercise any portion of this Option that has become exercisable in accordance with the terms hereof as to all or any of the shares of stock by giving written notice of exercise to the Company, in form satisfactory to the Board, specifying the number of shares to be purchased and accompanying such notice with payment of the full purchase price therefor in (i) lawful United States currency or (ii) partially or entirely in whole shares of Stock of the Company with a Fair Market Value Per Share (as defined in the Plan) equal to the Option price for such number of shares as of the close of business on the immediately preceding business day, with the balance, if any, to be paid in cash. This Option may not be exercised for less than fifty (50) shares of Stock or the number of shares of Stock remaining subject to this Option, whichever is smaller. The election shall state the address to which dividends, notices, reports, etc. are to be sent, and shall contain the Optionee's social security number. Only one (1) certificate evidencing the Stock will be issued unless the Optionee otherwise requests in writing. Shares of Stock purchased upon exercise of the Option will be issued in the name of the Optionee. The Optionee shall not be entitled to any rights and privileges as a shareholder of the Company in respect of any shares of Stock covered by this Option until such shares of Stock shall have been paid for in full and issued to the Optionee.

                  b. PAYMENT. Payment shall be in cash, or by certified or cashier's check or wire transfer payable to the order of the Company, free from all collection charges. The Company may also agree to lend to Consultant the amount due under the Options by promissory note secured by such stock in the event the Consultant does not have the cash to acquire same but such note shall be limited to and shall be due in sixty (60) days whereafter it shall be a default if not paid. Notwithstanding the preceding, at the direction of the Board, payment may be made by delivery of shares of Stock already owned by the Optionee and having a fair market value equal to the aggregate Option Price, or by a combination of cash and shares of Stock. Options shall be deemed to have been exercised on the first date upon which the Company receives the notice of exercise, payment of the purchase price and all other documents, information and amounts required in respect of such exercise by the Plan or this Agreement.

         3. THE PLAN AND THE COMMITTEE. It is understood that the Plan is incorporated herein by reference and made a part of this Agreement as if fully set forth herein. The Plan shall control in the event there shall be any conflict between the Plan and this Agreement, and it shall control as to any matters not contained in this Agreement. Terms used in this Agreement which are defined in the Plan shall have the same meanings in this Agreement as are assigned to such terms in the Plan. The Committee shall have authority to make constructions of this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of this Option and other Options granted under the Plan.

         4. WITHHOLDING TAX. Prior to the exercise of this Option, and as a condition to the Company's obligation to deliver shares upon such exercise, or in connection with any disposition of shares acquired pursuant to such exercise, the holder of this Option shall make arrangements satisfactory to the Company for the payment of any applicable federal or other withholding taxes payable as a result thereof, which the Optionee may elect to satisfy by instructing the Company to retain a sufficient number of shares of Stock to cover the amount required to be withheld.

         5. COMPLIANCE WITH LAWS. Each exercise of this Option shall, at the election of the Committee, be contingent upon receipt by the Company from the holder of this Option of such written representations concerning his intentions with regard to retention or disposition of the shares being acquired by exercise of this Option and/or such written covenants and agreements as to the manner of disposal of such shares as, in the opinion of the Committee, may be necessary to ensure that any disposition by such holder will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. This Option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Stock subject to this Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of the issuance or delivery of shares hereunder, this Option may not be exercised unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

         6. RIGHTS AS A SHAREHOLDER. Neither the Optionee nor his guardian or legal representatives shall be or have any of the rights or privileges of a shareholder of the Company in respect of any of the shares deliverable upon the exercise of this Option unless and until certificates representing such shares shall have been issued and delivered.

         7. REPRESENTATION OF OPTIONEE. Optionee hereby represents and warrants to the Company that, if the option is exercised, the shares of Stock shall be acquired solely for Optionee's own account, for investment purposes only and not with a view to the distribution or resale thereof. Optionee understands and acknowledges that (i) the share of Stock are unregistered and may not be sold unless they are subsequently registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration is available; (ii) the exemption from registration under Rule 144 under the Securities Act may not ever become available; and (iii) the Company is under no obligation to register the shares of Stock under the Securities Act or any state securities law or to make Rule 144 (or any other exemption) available.

         8. NON-TRANSFERABILITY. Except as otherwise provided in this Agreement, this Option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option, or any right or privilege conferred hereby, contrary to the provisions hereof, this Option and the rights and privileges conferred hereby shall immediately become null and void.

         9. NOTICE. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended, in each case properly addressed, if to the Company, at the address of its executive offices in Tacoma, Washington, Attention: Chief Executive Officer, or if mailed or delivered to the Optionee, at the address set forth below his signature to this Agreement (or at such other address or in care of such other person as may hereafter be designated in writing by either party to the other).

         10. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, other than with respect to choice of laws rules and principles. The Optionee consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Washington having subject matter jurisdiction in the matter.

         11. ENTIRE AGREEMENT. This Agreement is the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations, either oral or written, between the parties that may have related to the subject matter hereof in any way. No change or modification of this Agreement shall be valid or binding on the parties hereto, nor shall any waver of any term or condition in the future be so binding, unless such change or modification or waver shall be in writing and signed by the parties hereto.

         12. SEVERABILITY. In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof will not affect the remainder of the Agreement, which shall remain in full force and effect and enforceable in accordance with its terms. However, if any provision of this Agreement is held to be unenforceable and such unenforceability shall substantially alter this Agreement or change the intent and/or effect hereof, the parties hereby agree to amend and/or modify this Agreement sufficiently to restore the original intended effect or, as close thereto as possible.

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by its duly authorized officer on the date first above written, and the Optionee has hereunto set his hand on such date.

                                              COMPANY:

                                              INSYNQ, INC.


                                              By:  /s/ John P. Gorst

                                              Its:  Chief Exeuctive Officer



                                              OPTIONEE:


                                              /s/ Harvey Levin
                                              Signature

                                              __________________________________
                                              Harvey Levin

                                              __________________________________
                                              __________________________________
                                              Address

                                              __________________________________
                                              Social Security Number

                                   EXHIBIT "A"

                               NOTICE OF EXERCISE
                    (To be executed by Holder to exercise the
                           Option in whole or in part)




Insynq, Inc.
1127 Broadway Plaza #202
Tacoma, Washington  98402

Re: Option to Purchase Common Stock dated December 1, 2003 by and between the Company and Harvey Levin (the "Option")

Dear Sir or Madam:

     The undersigned holder irrevocably elects to exercise the Option of Insynq, Inc. to purchase shares of Common Stock of Insynq. (the "Company") subject to the Option, and hereby makes payment of the amount of $________in the manner described below, representing the Exercise Price per share of Common Stock multiplied by the number of shares of Common Stock to be purchased pursuant to this exercise.


                                       By:  /s/ Harvey Levin


$__________cash
$__________certified or bank cashier's check
$__________wire transfer
$__________promissory note